Exhibit 99.1


PRESS RELEASE                                                  [GRAPHIC OMITTED]

CONTACT: JOHN ABBOT|CHIEF FINANCIAL OFFICER|INSIGHT COMMUNICATIONS|917-286-2300

FOR IMMEDIATE RELEASE

INSIGHT ANNOUNCES SUCCESSFUL COMPLETION OF CONSENT SOLICITATIONS


NEW YORK - OCTOBER  13, 2005 - Insight  Communications  Company,  Inc.  (NASDAQ:
ICCI) today announced that it has successfully completed its consent solicitation of holders of its outstanding 12 1/4% senior discount notes due 2011 for a proposed waiver of an indenture provision relating to its merger agreement with Insight Acquisition Corp. and related transactions. The concurrent consent solicitations by Insight Midwest, L.P. and Insight Capital, Inc., 50% owned subsidiaries of Insight Communications, in respect of their 9 3/4% senior notes due 2009 and 10 1/2% senior notes due 2010, with respect to the waiver of a substantially similar provision in each indenture governing those notes, also have been successfully completed.

The solicitations of consents commenced on September 28, 2005 and expired at 5:00 p.m., New York City time, on October 12, 2005.

A majority of the aggregate principal amount of each series of notes consented to the proposed waivers. Insight Communications will pay consenting holders 0.125% of the accreted value of their 12 1/4% notes on the consent payment date and 0.125% of the principal amount of their Insight Midwest notes on the consent payment date, subject to the terms and conditions of the solicitations, which conditions include consummation of the merger with Insight Acquisition Corp.

J.P. Morgan Securities Inc. and Banc of America Securities LLC were the consent solicitation agents.

This press release is not a solicitation of a proxy, an offer to purchase securities of Insight Communications or its subsidiaries, or a solicitation of an offer to sell securities of Insight Communications or its subsidiaries.

Insight Communications, through a 50/50 partnership with Comcast, is the 9th largest cable operator in the United States, managing approximately 1.26 million basic customers (of whom half are attributable to Insight Communications' equity) in the four contiguous states of Illinois, Indiana, Ohio, and Kentucky. Insight Communications offers bundled, state-of-the-art services in mid-sized communities, delivering analog and digital video, high-speed Internet and, in selected markets, voice telephony to its customers.

                                      # # #

Statements in this release represent the parties' current intentions, plans, expectations and beliefs and involve risks and uncertainties that could cause actual events to differ materially from the events described in this release, including risks or uncertainties related to securing the requisite noteholder consents and satisfaction of the other conditions to the consent solicitations. The reader is cautioned that these factors, as well as other factors described or to be described in SEC filings with respect to the transactions described herein, are among the factors that could cause actual events or results to differ materially from the current expectations described herein.